AGREEMENT BETWEEN
                          INVESTOR SERVICE CENTER, INC.
                                       AND
                    HANOVER DIRECT ADVERTISING COMPANY, INC.




         AGREEMENT made this ___ day of _____, 1995 by and between INVESTOR SERVICE CENTER, INC., a corporation organized under the laws of the State of Delaware (the "Distributor") and HANOVER DIRECT ADVERTISING COMPANY, INC., a corporation organized under the laws of the State of Delaware ("HDAC").

         WHEREAS, the Distributor and HDAC are affiliates of Bull & Bear Advisers, Inc. (the "Investment Manager"), the investment manager to Bull & Bear Funds II, Inc. (the "Fund"); and

         WHEREAS, pursuant to a Distribution Agreement between the Fund and the Distributor, the Distributor acts as the Fund's principal agent for the sale of Fund shares. The Fund has also adopted a plan of distribution (the "Plan") pursuant to Rule

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12b-1 under the Investment Company Act of 1940 (the "1940 Act");
and

         WHEREAS, HDAC is an advertising agency and desires to provide the Distributor with marketing services; and

         WHEREAS, the Distributor desires to enter into an agreement with HDAC related to the Plan;

         NOW THEREFORE, in accordance with Rule 12b-1 of the 1940 Act, the Distributor and HDAC hereby enter into this agreement (the "Agreement") on the following terms and conditions:

1. HDAC will provide services to the Distributor on behalf of the Fund and the other investment companies.

2. All expenses incurred hereunder shall be deemed expenses incurred under the Plan.

3. HDAC shall bill the Distributor at standard industry rates, which includes commissions. HDAC will absorb any of its costs exceeding such commissions.

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4.   This Agreement shall not take effect until it has been approved by the vote of a majority of both (i) those directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial inter est in the operation of this Agreement or the Plan or any other agreement related to it (the "12b-1 Directors"), and (ii) all of the directors then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Agreement and such related Agreements.

5. This Agreement shall continue in effect for one year from its execution or adoption and thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan.

6. HDAC shall provide to the Board of Directors of the Fund and the directors shall review, at least quarterly, a written report of all expenditures made pursuant to this Agreement, and the purposes for which such expenditures were made.

7. HDAC shall use its best efforts in rendering services to the Distributor and the Fund hereunder, but in the absence of willful

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     misfeasance,  bad faith,  or gross  negligence  in the  performance  of its duties or reckless disregard of its obligations and duties hereunder, HDAC shall not be liable to the Distributor or the Fund or to any shareholder of the Fund for any act or failure to act by HDAC or any affiliated person of HDAC or for any loss sustained by the Fund or its shareholders.

8. Nothing contained in this Agreement shall prevent HDAC or any affiliated person of HDAC from performing services similar to those to be performed hereunder for any other person, firm, corporation or for its or their own accounts or for the accounts of others.

9. This Agreement may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities of the Fund. This Agreement shall automatically terminate in the event of its assignment, as defined in the 1940 Act.

10. This Agreement may not be modified in any manner which would materially increase the amount of money to be spent pursuant to the Plan and no material amendment to this Agreement shall be

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     made unless approved in the manner provided for approval and annual renewal above.

11. The Fund shall preserve copies of this Agreement and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of this Agreement, the first two years in an easily accessible place.

12. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.


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         IN  WITNESS  WHEREOF,  the  Distributor  and HDAC  have  executed  this
Agreement on the day and year set forth above in the City and State of New York.

                                      INVESTOR SERVICE CENTER, INC.


                                      By: ________________________________

                                      HANOVER DIRECT ADVERTISING COMPANY, INC.


                                      By: ________________________________

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